SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[x]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARV Assisted Living, Inc.

             (Name of Registrant as Specified in Its Charter)

                           Emeritus Corporation

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2)     Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)     Proposed maximum aggregate value of transaction:

      (5)     Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)     Amount Previously Paid:

      (2)     Form, Schedule or Registration Statement No.:

      (3)     Filing Party:

      (4)     Date Filed:


                                            Contacts: Kelly J. Price
                                                      Chief Financial Officer
                                                      (206) 298-2909
                                                      or
                                                      Roy Winnick or Mark Semer
                                                      Kekst and Company
                                                      (212) 521-4842 or 4802


EMERITUS CORPORATION COMMENCES CASH TENDER OFFER
FOR ALL OUTSTANDING SHARES OF ARV ASSISTED LIVING, INC
COMMON STOCK AT $17.50 PER SHARE

-- Offer Represents 23% Premium over ARV's Thursday Closing Price of $14.25 and Increase of $1 Per Share over Previous Emeritus Offer --


SEATTLE, December 19, 1997 -- Emeritus Corporation (Amex: ESC) and its wholly-owned subsidiary EMAC Corp. today commenced a cash tender offer of $17.50 per share for all outstanding shares of ARV Assisted Living, Inc. (Amex: SRS; formerly Nasdaq: ARVI).

The cash consideration of $17.50 per share represents a premium of 23% over ARV's closing share price of $14.25 on Thursday, December 18; a 54% premium over the closing price of $11.375 on July 14, 1997, the last trading day prior to the announcement of ARV's original transaction with Prometheus Assisted Living LLC ("Prometheus"); and an increase of $1 per share over Emeritus' previous offer of $16.50 per share for all outstanding common stock of ARV. Emeritus currently holds 1,077,200 shares of ARV common stock, representing approximately 6.8% of the ARV shares currently outstanding (or 9.3% of the ARV shares outstanding prior to ARV's redemption earlier this month of the $60 million principal amount of 6.75% Convertible Subordinated Notes due 2007 and the related issuance by ARV to Prometheus of 4.3 million ARV shares at an effective, below-market price of $14.00 per share). The offer and withdrawal rights expire at 11:59 p.m., New York City time on January 21, 1998 unless the offer is extended or withdrawn.

Daniel R. Baty, Chairman and Chief Executive Officer of Emeritus, said:
"We have repeatedly sought to negotiate with ARV management a friendly, consensual combination of our companies that would put a significant cash premium directly in the pockets of all ARV shareholders. ARV management, however, has consistently refused to seriously consider our offer. Accordingly, we have decided to go directly to ARV shareholders in order to effect what we believe is a transaction clearly superior to the one
ARV entered into with Prometheus Assisted Living, which is significantly dilutive to shareholder value. We at Emeritus feel so strongly about the long-term value that a combined Emeritus-ARV would create that we have increased the value of our offer to $17.50 in cash, which represents a 23 percent premium over ARV's current share price -- and a 25 percent premium over the below-market, $14.00 effective price for which ARV's Board sold Prometheus nearly 40 percent of the company without a shareholder vote."

The offer is subject to various conditions set forth in the Offer to Purchase to be sent to ARV shareholders shortly.

As previously announced, Emeritus has filed suit in Orange County Superior Court in the State of California, seeking, among other things, the rescission of the abovementioned note redemption and issuance of ARV shares to Prometheus. To further facilitate its Offer, Emeritus is also contesting the election of ARV's slate of directors, and has proposed its own slate of directors, who are to be voted on at ARV's Annual Meeting of shareholders on January 28, 1998.

Deutsche Morgan Grenfell is acting as financial advisor to Emeritus with regard to the Offer and as dealer manager and D.F. King & Co., Inc. is the information agent.

Emeritus is a senior housing services company focused on operating residential-style assisted-living communities. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus currently holds interests in 117 communities representing capacity for more than11,000 residents in 25 states and Canada (including a minority interest in Alert Care Corp.). Emeritus' common stock is traded on the American Stock Exchange under the symbol "ESC."

The following persons may be considered to be participants in the forthcoming proxy solicitation (those marked with an * are Emeritus' proposed nominees for election to ARV's board): Emeritus Corporation, Martin Roffe*, Thilo Best*, Richard Sontgerath*, Al Edmiston*, Frank Ruffo*, Charles Uhlman*, Stanley Baty*, Jason Geisenger*, Patrick Duff*, Jonathan Teague*, Jim Keller*, Bill Shorten*, Suzette McCanless*, Gary Becker*, Russ Kubik*, Deutsche Morgan Grenfell Inc. ("DMG"), Federico G.M. Mennella, and Philip Noblet. The persons listed above may have an interest in the election of the Emeritus nominees due to the fact that Emeritus has approached ARV with an acquisition proposal and the election of the Emeritus nominees to the ARV Board may facilitate a transaction between ARV and Emeritus. In the normal course of their business, DMG and its associates may from time to time buy and sell securities issued by ARV and its affiliates for their own account and for the accounts of their customers, which transactions may result from time to time in DMG and its associates having a net "long" or net "short" position in ARV securities or option contracts or other derivatives in or relating to ARV securities. Emeritus is the beneficial owner of 1,077,200 shares of ARV common stock. Stanley Baty, an Emeritus nominee, owns 1,000 shares of ARV common stock. To the knowledge of Emeritus, none of the other persons listed above has any interest, direct or indirect, by security holdings or otherwise in ARV. DMG does not admit that it or any of its directors, officers or employees is a participant in the solicitation by Emeritus.

# # #